Exhibit 5.1

Brent B. Siler

T: +1 703 456 8058

bsiler@cooley.com

May 14, 2014

Iridium Communications Inc.

1750 Tysons Boulevard, Suite 1400

McLean, Virginia 22102

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Iridium Communications Inc., a Delaware corporation (the “Company”), of 8,483,608 shares of the Company’s common stock, par value $0.001 per share and 500,000 shares of the Company’s series B cumulative perpetual convertible preferred stock (collectively, the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-194869) and Registration Statement on Form S-3 filed pursuant to Rule 462(b) (File No. 333-195822) (collectively, the “Registration Statement”), each filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the related prospectus included within the Registration Statement (the “Base Prospectus”), and two prospectus supplements relating to the Shares dated May 8, 2014 and filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Final Prospectues”). The Base Prospectus, the Prospectus Supplements and Final Prospectuses are collectively referred to as the “Prospectus.” All of the Shares are to be sold by the Company as described in the Registration Statement and Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws, each as currently in effect, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents (except we have not assumed due execution and delivery by the Company of any such documents).

Our opinion herein is expressed solely with respect to the General Corporation Law. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM

Iridium Communications Inc.

May 14, 2014

Page Two

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K.

Very truly yours,

COOLEY LLP

By:	/s/ Brent B. Siler
Brent B. Siler

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM